Exhibit 99.4

EXECUTION VERSION

Assignment and Assumption

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement identified below (as amended, the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The capitalized terms “Note” and “Notes” used herein shall have the same meaning as “Loan” and “Loans”, respectively, in the Loan Agreement. The Terms and Conditions set forth in Annex 1 (the “Terms and Conditions”) and the Exhibits attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

RECITALS

A. On February 24, 2012, pursuant to an Assignment and Assumption (the “Prior Assignment”), Assignor sold and assigned $7,650,000 in Notes to Assignee and contracted for a right to sell the remaining Notes it holds that account for a principal amount of $7,350,000 (the “Remaining Notes”) to Assignee pursuant the procedures set forth in Section 4(a)(i) of Annex 1 to the Prior Assignment.

B. Assignor desires to sell and assign the Remaining Assigned Interest (as defined below) to Assignee pursuant to its right under the Prior Assignment.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Terms and Conditions and the Loan Agreement, as of the Effective Date (i) all of the Assignor’s rights and obligations in its capacity as a lender and holder of Remaining Notes outstanding to Assignor under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Remaining Notes identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a lender and a holder of Remaining Notes) against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, all claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Remaining Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	Partners for Growth III, L.P. (“PFG”)

2.	Assignee:	Grace Bay Holdings II, LLC (“Grace Bay”)

3.	Borrowers:	Comverge, Inc., a Delaware corporation, Alternative Energy Resources, Inc., a Delaware corporation, Enerwise Global Technologies, Inc., a Delaware corporation, Comverge Giants, LLC, a Delaware limited liability company, Public Energy Solutions, LLC, a New Jersey limited liability company, Public Energy Solutions NY, LLC, a Delaware limited liability company, and Clean Power Markets, Inc., a Pennsylvania corporation

4.	Loan Agreement:	The Loan and Security Agreement dated as of November 5, 2010, by and among the Borrowers and PFG, as the sole holder of the Remaining Notes

5.	Remaining Assigned Interest:

Assignor	Assignee	Aggregate Amount of Notes Issued under the Loan Agreement	Par Value of Remaining Notes Owned by Assignor and Being Assigned	Additional Consideration	Put Purchase Price
PFG	Grace Bay	$15,000,000	$7,350,000	$1,500,000	$8,850,000

6. Effective Date: March 8, 2012

[SIGNATURE PAGE FOLLOWS]

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The terms and provisions set forth in this Assignment and Assumption (and the Annex and Exhibits attached hereto) are hereby agreed to by the parties hereto as of the Effective Date.

ASSIGNOR

PARTNERS FOR GROWTH III, L.P.

By:	/s/ Lorraine Nield
Name: Lorraine Nield
Title: Manager, Partners for Growth III, LLC,
Its General Partner

[SIGNATURE PAGE TO ASSIGNMENT AND ASSUMPTION]

ASSIGNEE

GRACE BAY HOLDINGS II, LLC

By:	/s/ Richard Siegel
Title: Authorized Signatory
Name: Richard Siegel

[SIGNATURE PAGE TO ASSIGNMENT AND ASSUMPTION]

ANNEX 1

TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION1

1. Representations and Warranties.

(a) Assignor.

(i) Assignor Representations and Warranties. The Assignor (A) represents and warrants to be true and correct in all material respects that (1) it is the legal and beneficial owner of the Remaining Assigned Interest, (2) the Remaining Assigned Interest is free and clear of any Lien (as defined below), (3) it has full power and authority, and has taken all action necessary, to execute and deliver the Assignment and Assumption (and the annexes and the exhibits attached thereto) and to consummate the transactions contemplated hereby, (4) the amounts set forth in Section 5 of the Assignment and Assumption are true, correct and complete and PFG controls all aspects (including voting and consent rights, subject to any consent rights with respect to amendments to the Loan Documents held by the Borrowers), and legally and beneficially owns all, of the Remaining Notes and other Obligations under the Loan Documents immediately prior to giving effect to the Assignment and Assumption (and the annexes and exhibits thereto), (5) none of the Remaining Notes have been assigned or converted into any Equity Interest (as defined below) (whether by Optional Conversion, Mandatory Conversion or otherwise), (6) the Assignor has not granted, sold, assigned or transferred any of, and has not otherwise impaired, its voting, consent or similar rights under the Loan Documents, (7) it is sophisticated with respect to decisions to sell, assign or transfer assets of the type represented by the Remaining Assigned Interest and either it, or the Person exercising discretion in making its decision to sell, assign and transfer the Remaining Assigned Interest, is experienced in selling, assigning and transferring assets of such type, (8) it has been accorded the opportunity to receive such documents and information as it deems appropriate to make its own credit analysis and decision to enter into the Assignment and Assumption and to sell, assign and transfer the Remaining Assigned Interest, and (9) it has, independently and without reliance upon the Assignee or any of the Assignee’s Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into the Assignment and Assumption and to sell, assign and transfer the Remaining Assigned Interest; and (B) assumes no responsibility with respect to (1) any statements, warranties or representations made by the Borrowers or any guarantors in or in connection with the Loan Agreement or any other Loan Document, (2) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any Collateral thereunder, (3) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or (4) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates of any of their respective obligations under any Loan Document. The Assignor acknowledges, understands and agrees that, (y) other than as provided in the Assignment and Assumption (and the annexes and exhibits thereto), the Assignee makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Assignment and Assumption (and the annexes and exhibits thereto) or in any related document or agreement and (z) the Assignee makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or any guarantors.

(ii) Exclusion from Assignor Representations and Warranties. Except as set forth in Section 1(a)(i) and Section 3(b) of these Terms and Conditions (as to Section 3(b), solely as to its representation as to delivery of original Borrower signatures to Loan Documents and its undertaking to deliver any such signatures if later discovered by Assignor), the Assignment and Assumption is made by Assignor without

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Capitalized terms used in this Terms and Conditions for Assignment and Assumption without definition shall have the meanings ascribed to such terms in the Assignment and Assumption to which this Terms and Conditions for Assignment and Assumption is attached.

representations or warranties whatsoever, whether expressed, implied or imposed by law. In addition, the representations and warranties given in Section 1(a)(i) are given (A) without any representations or warranties with respect to the genuineness of any signature other than those made by or on behalf of Assignor; (B) without any representations or warranties with respect to the collectability of any amount owed by any Borrower or any guarantor of the Borrowers’ Obligations under any of the Loan Documents; (C) without any representations as to the financial condition of any Borrower or any guarantor of the Borrowers’ Obligations under any of the Loan Documents; (D) without any of the representations or warranties described in Article 3 of the Uniform Commercial Code as enacted in the State of California; (E) without any representations or warranties with respect to the legality, validity, sufficiency or enforceability of any of the Loan Documents; (F) without any representations or warranties with respect to the validity, enforceability, attachment, priority, or perfection of any security interest, attachment, relief, or encumbrance included or includable in the Loan Documents, or the compliance with applicable law of any proceedings commenced or followed by Assignor with respect to the Loan Documents, including the Remaining Notes; and (G) without any representations or warranties with respect to the existence, value, access to or condition of any Collateral granted (or purported to be granted) to Assignor under the Loan Documents, including, without limitation, as to any environmental matters (including without limitation, as to the existence of any hazardous materials).

(b) Assignee. The Assignee (i) represents and warrants that (A) it has full power and authority, and has taken all action necessary, to execute and deliver the Assignment and Assumption (and the Annex attached thereto) and to consummate the transactions contemplated hereby and to become a holder of Remaining Notes under the Loan Agreement, (B) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement and the other Loan Documents as a holder of Remaining Notes thereunder and, to the extent of the Remaining Assigned Interest, shall have the obligations of a holder of Remaining Notes thereunder, (C) it is sophisticated with respect to decisions to acquire assets of the type represented by the Remaining Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Remaining Assigned Interest, is experienced in acquiring assets of such type, (D) it has been accorded the opportunity to receive such documents and information as it deems appropriate to make its own credit analysis and decision to enter into the Assignment and Assumption and to purchase the Remaining Assigned Interest, and (E) it has, independently and without reliance upon PFG and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into the Assignment and Assumption and to purchase the Remaining Assigned Interest; and (ii) agrees that (A) it will, independently and without reliance on the Assignor, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (B) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a holder of Remaining Notes.

2. Payments. From and after the Effective Date, all payments in respect of the Remaining Assigned Interest (including payments of principal, interest, fees and other amounts) (a) for amounts accrued up to but excluding the Effective Date shall be made to the Assignor by the Borrowers (or, if such payment has been or is received by the Assignee for such period, by the Assignee) and (b) for all amounts accrued from and including the Effective Date shall be made to the Assignee by the Borrowers (or, if such payment has been or is received by the Assignor, by the Assignor). From and after the Effective Date, the Assignor irrevocably and unconditionally agrees that any payments received pursuant to clause (b) in the immediately preceding sentence that is received by the Assignor shall be promptly (but in no event later than one Business Days after receipt thereof) paid to the Assignee by wire transfer to:

Bank Name: The Bank of New York

ABA/Routing No.:

Account No.:

For Further Credit: #768652—Grace Bay Holdings II LLC

Attention: Julius Bayron – Bank of New York Mellon (212) 815-3972.

From and after the Effective Date, the Assignee irrevocably and unconditionally agrees that any payments received pursuant to clause (a) in the first sentence of this Section 2 that is received by the Assignee shall be promptly (but in no event later than one Business Days after receipt thereof) paid to the Assignor by wire transfer to:

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Bank: SILICON VALLEY BANK

(SIL VLY BK SJ)

Bank Address: 3003 TASMAN DRIVE

SANTA CLARA, CALIFORNIA 95054, USA

(408)654-7774

Routing/Transit Number:

For Credit Of: PARTNERS FOR GROWTH III, LP

Credit Account:

By Order Of: Grace Bay Holdings II, LLC

3. Transfer of Collateral; Agreement to Provide Notice; PFG as Collateral Agent.

(a) Appended as Exhibit A (the “Transfer Exhibits”) are documents and instruments prepared by Assignee for Assignor’s execution in its capacity as Collateral Agent under the Prior Assignment or in its capacity as a holder of Notes for delivery by Assignor concurrently with the Assignment and Assumption that are intended to effect as of the Effective Date the transfer, conveyance and assignment of all Collateral and other assets held by it as security for any Notes to Assignee and to provide notice of the assignment of the Remaining Notes by the Assignor to the Assignee. Subject to Assignor’s receipt of the payment required under the Assignment and Assumption, Assignor further authorizes Assignee and its agents, representatives, and attorneys to file or record in the name of Assignee or, if legally ineffective to assign or perfect a security interest in Collateral in the name of Assignee and with the same priority as Assignor had immediately prior to the Effective Date, on behalf of the Assignor, subject to Assignee’s obligation under Section 3(c)(ii)(D) of these Terms and Conditions, with prior notice to Assignor together with a copy of any filing or notice proposed to be given in Assignor’s name (but, so long as the indemnity set forth in Section 3(c)(ii)(D) is in effect, without requiring the consent of Assignor), (A) in any jurisdiction Uniform Commercial Code assignments and amendments to any Uniform Commercial Code financing statements or filings filed by Assignor or its agents, representatives or attorneys with respect to the Collateral and the other assets held by Assignor as security for any Notes, (B) with the United States Patent and Trademark Office or United States Copyright Office (or any other similar or relevant office in any jurisdiction) any intellectual property documents, assignments or amendments to prior filings made by the Assignor or its agents, representatives or attorneys with respect to the Collateral and the other assets held by Assignment as security for any Notes, and (C) any other documents or agreements with any office or jurisdiction reflecting the assignment of the Notes (including the Remaining Notes), the Collateral or the other assets held by the Assignor as security for any Notes to the Assignor. Assignor agrees to deliver to Kirkland & Ellis LLP (counsel of Assignee) at 555 California Street, San Francisco, California 94104 on the Effective Date all Loan Documents in its possession bearing an original signature of Borrower and/or original signature pages of Borrower to the Loan Documents, including the original Note and all Collateral in its possession. Assignor represents and warrants that, to its actual knowledge, such Collateral is the only Collateral in its possession or control and if it later discovers additional original Loan Documents or Borrower original signatures thereto or Collateral in its possession or control it will promptly deliver the same to Assignee’s counsel at the address set forth above or such other address provided by Assignee. To the extent the execution and delivery of the Assignment and Assumption and the Transfer Exhibits is not sufficient to both (a) legally transfer any and all rights and interest Assignor has in Collateral to Assignee and (b) provide Assignee with a perfected security interest in the Collateral to the same extent and with the same priority as Assignor had immediately prior to giving effect to the Assignment and Assumption, in each case, Assignor agrees, at Assignee’s reasonable and documented cost and expense, to (i) to execute and deliver any documents or agreements necessary or desirable by the Assignee reflecting the transfer, conveyance and assignment of the Remaining Notes and all other Notes, the Collateral and all other assets held by the Assignor as security for any Notes from the Assignor to the Assignee that Assignee itself may not lawfully effect, (ii) to execute and deliver notices to the Borrowers and Silicon Valley Bank with respect to the transfer, conveyance and assignment of the Remaining Notes and all other Notes from the Assignor to the Assignee that may not be given by Assignee itself, and (iii) take such other actions as the Assignee may reasonably request that Assignee

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itself may not lawfully take (or at the advice of counsel is advised not to take) to implement or effectuate any of the foregoing in this paragraph; provided, however, that Assignor may reasonably decline to take any such requested action if it is not fully indemnified in writing by Assignee in connection therewith.

(b) From and after the Effective Date: (i) all obligations, duties and responsibilities of Assignor to Assignee shall automatically, irrevocably and forever terminate, other than (A) for its Representations and Warranties in Sections 1(a)(i) and (ii) and Section 3(a) of these Terms and Conditions and Sections 1(a)(i) and (ii) of Annex 1 of the Prior Assignment, (B) its obligations under Section 2 of these Terms and Conditions and Section 2 of Annex 1 to the Prior Assignment, and (C) to cooperate with Assignee at Assignee’s cost and expense in transferring any Collateral or security interest in the Collateral held in the name of or on behalf of Assignor to Assignee and otherwise cooperating with Assignee (including, without limitation, assisting Assignee with having a perfected security interest in the Collateral with the same priority as Assignor had immediately prior to the Effective Date) at its reasonable request as set forth in clause (a); (ii) all rights of the Assignor under Section 4 of Annex 1 of the Prior Assignment shall immediately and automatically terminate; and (iii) the appointment of Assignor as Collateral Agent under the Prior Assignment and all obligations in connection therewith shall immediately and automatically terminate (but it is understood and agreed that any Collateral that remains in the possession of Assignor after the Effective Date for perfection and priority purposes under the Uniform Commercial Code and any other applicable law shall be deemed to be held on behalf of the Assignee.

(c) From and after the Effective Date: (i) except as set forth in clause (ii), below, the Assignee (either in its individual capacity, as sub-agent or in its capacity as Administrative Agent) shall have no duty or obligation (if there were ever any) to the Assignor; and (ii) all obligations, duties and responsibilities of Assignee to Assignor shall automatically, irrevocably and forever terminate, other than (A) for its Representations and Warranties in Section 1(b) of these Terms and Conditions and Section 1(b) of Annex 1 of the Prior Assignment, (B) its obligations under Section 2 of these Terms and Conditions and Section 2 of Annex 1 to the Prior Assignment, (C) to promptly pay or reimburse Assignor for its reasonable out-of-pocket costs, including reasonable and documented attorneys’ fees, incurred by Assignor after the Effective Date in connection with Assignee requests under the last sentence of Section 3(a), above, and (D) to indemnify and hold Assignor harmless from any liability, damage, cost or expense incurred by Assignor arising out of actions taken and/or notices given by Assignee in Assignor’s name pursuant to the authority granted under the second sentence of Section 3(a) of these Terms and Conditions, other than with respect to actions involving the gross negligence, bad faith or willful misconduct of Assignor or a breach of the terms of the Assignment and Assumption, the Terms and Conditions or the Transfer Exhibits.

4. General Provisions. The Assignment and Assumption (and the Annex and Exhibits thereto) shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. The Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of the Assignment and Assumption by electronic means of transmission shall be effective as delivery of a manually executed counterpart of the Assignment and Assumption. The Assignment and Assumption (and the Annex and Exhibits attached thereto) shall be governed by, and construed in accordance with, the law of the State of California. The Assignment and Assumption (and the Annex and Exhibits attached thereto) shall not be amended, restated, waived, supplemented or otherwise modified without the written consent of the Assignor and the Assignee. The term “Lien” means a security interest, lien, encumbrance or adverse claim. These General Provisions shall survive the termination of the parties’ respective obligations under the Assignment and Assumption, Exhibits thereto and these Terms and Conditions.

5. Confidential. The Assignor and the Assignee each agree that the Assignment and Assumption (and the Annex attached thereto) is for confidential use only and it will not disclose the Assignment and Assumption (and the Annex attached thereto) (a) to any Person other than (i) its Affiliates, officers, directors, limited partners (participants and/or their respective representatives), employees, accountants, attorneys and other advisors, and then only on a “need-to-know” and confidential basis in connection with the transactions contemplated hereby and (ii) to the extent required by law, regulation, or other applicable judicial or governmental order and (b) other than notifying the Borrowers and Silicon Valley Bank that the Remaining Notes have been assigned by the Assignor to the Assignee.

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